Exhibit 99.1

GLYCOMIMETICS REPORTS SECOND QUARTER 2015 RESULTS

ROCKVILLE, MD, August 6, 2015– GlycoMimetics, Inc. (NASDAQ: GLYC) today reported financial results for the second quarter ended June 30, 2015. As of June 30, 2015, GlycoMimetics had cash and cash equivalents of $40.2 million. GlycoMimetics has also received a $20.0 million milestone payment from Pfizer upon the initiation of a Phase 3 clinical trial for rivipansel.

“Perhaps the single most important highlight of the quarter was the initiation of the Phase 3 rivipansel trial by our strategic partner, Pfizer, Inc.,” said Rachel King, CEO of GlycoMimetics. “In June, we announced the dosing of the first patient in the RESET (Rivipansel: Evaluating Safety, Efficacy and Time to Discharge) trial - a Phase 3 clinical trial assessing the efficacy and safety of rivipansel for the treatment of vaso-occlusive crisis (VOC) in patients hospitalized with sickle cell disease who are at least six years old. This triggered a $20 million milestone payment, which we received after the close of the quarter. Recruitment of patients and clinical site initiations are ongoing, and we are looking toward the goal of bringing a paradigm-changing therapy to the underserved sickle cell patient population.”

“In addition to rivipansel, we have initiated a Phase 1/2 clinical trial to evaluate our wholly-owned drug candidate, GMI-1271, a novel and proprietary E-selectin antagonist,” Ms. King added. “The ongoing trial is studying the safety, pharmacokinetics (PK) and efficacy of GMI-1271, when used in combination with chemotherapy in patients with acute myeloid leukemia (AML). In May 2015, the U.S. Food and Drug Administration (FDA) granted Orphan Drug designation to this compound for the treatment of AML.”

GlycoMimetics recorded revenue of $20.0 million during the quarter ended June 30, 2015 versus $15.0 million in revenue for the quarter ended June 30, 2014. Revenue for the second quarter 2015 was due to the $20.0 million non-refundable milestone payment from Pfizer. The revenue received for the quarter ended June 30, 2014 was based on the $15.0 million non-refundable milestone payment received from Pfizer.

The company’s research and development expenses increased to $7.8 million for the quarter ended June 30, 2015 as compared to $5.4 million for the second quarter of 2014. This increase reflects spending on manufacturing and process development of GMI-1271 and the costs of the Phase 1/2 clinical trial for which the company enrolled the first patient in May 2015.

The company’s general and administrative expenses increased to $1.8 million for the quarter ended June 30, 2015 as compared to $1.6 million for the second quarter of 2014.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. GlycoMimetics entered into an exclusive license agreement with Pfizer for rivipansel in October 2011. Under the license agreement, Pfizer is responsible for the clinical development, regulatory approval and potential commercialization of rivipansel.

GlycoMimetics’s wholly-owned drug candidate (GMI-1271) for AML and other blood disorders is also in clinical trials. Glycomimetics are molecules that mimic the structure of carbohydrates involved in important biological processes. Using its expertise in carbohydrate chemistry and knowledge of carbohydrate biology, GlycoMimetics is developing a pipeline of glycomimetic drug candidates that inhibit disease-related functions of carbohydrates, such as the roles they play in inflammation, cancer and infection. Learn more at www.glycomimetics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development of the company’s drug candidates and the presentation of data. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the company’s annual report on Form 10-K that was filed with the U.S. Securities and Exchange Commission on March 16, 2015, and other filings the company makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Source: GlycoMimetics

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	(Unaudited)		(Unaudited)
	2015	2014	2015	2014
Revenue	$20,035	$15,027	$20,035	$15,027

Cost and Expenses:
Research and development expense	7,843	5,358	13,051	9,239
General and administrative expense	1,806	1,605	3,711	2,830

Total costs and expenses	9,649	6,963	16,762	12,069

Income from operations	10,386	8,064	3,273	2,958

Other income	3	4	6	9

Income and comprehensive income before income taxes	10,389	8,068	3,279	2,967
Income tax expense	—	77	—	77

Net income and net comprehensive income	$10,389	$7,991	$3,279	$2,890

Net income per share – basic	$0.55	$0.42	$0.17	$0.16
Net income per share – diluted	$0.51	$0.39	$0.16	$0.15
Weighted average shares – basic	19,011,960	18,807,675	18,986,746	18,020,121
Weighted average shares – diluted	20,236,946	20,238,343	20,227,600	19,472,995

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Cash and cash equivalents	$40,234	$55,199
Working capital	53,972	49,655
Total assets	62,045	57,264
Total liabilities	6,825	6,461
Total stockholders’ equity	55,220	50,803